NUMBER

CERT.9999

Joybyte Holdings Limited

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

$0.00001 PAR VALUE ORDINARY SHARES

SHARES

*******9,000,000,000*******

CUSIP 999999ZZ9

ORDINARY SHARES

THIS CERTIFIES THAT * SPECIMEN *

Is The Owner of * NINE BILLION AND 00/100 *

FULLY PAID AND NON-ASSESSABLE SHARES OF ORDINARY SHARES OF

Joybyte Holdings Limited

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: JANUARY 01, 2009

COUNTERSIGNED AND REGISTERED:

VSTOCK TRANSFER, LLC

Transfer Agent and Registrar

By:____________________________

AUTHORIZED SIGNATURE

Chairman and Director